Exhibit 5.1

600 Travis, Suite 4200 Houston, Texas 77002 713.220.4200 Phone 713.220.4285 Fax andrewskurth.com

August 13, 2014

Independence Contract Drilling, Inc.

11601 North Galayda Street

Houston, Texas 77086

RE:	Independence Contract Drilling, Inc. Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to Independence Contract Drilling, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing of the Registration Statement on Form S-8 (the “Registration Statement”), under the Securities Act of 1933 (the “Securities Act”), as amended, relating to the issuance by the Company under the Amended and Restated Independence Contract Drilling, Inc. 2012 Omnibus Incentive Plan (the “Plan”), of up to 3,454,000 shares (the “Shares”) of the Company’s common stock, par value $0.01 per share (“Common Stock”).

We have examined originals or copies of (i) the Registration Statement, (ii) the Plan, (iii) the Amended and Restated Certificate of Incorporation of the Company filed with the Secretary of State of the State of Delaware (the “Secretary of State”) on December 15, 2011, (iv) the Amended and Restated Certificate of Incorporation of the Company filed with the Secretary of State on August 8, 2014, (v) the Amended and Restated Bylaws of the Company dated July 8, 2014, as in effect on the date hereof, certified to us by a Company officer, (vi) the Amended and Restated Bylaws of the Company dated February 29, 2012, as certified to us by a Company officer, (vii) certain resolutions of the Board of Directors of the Company certified to us to be true and correct by the Corporate Secretary of the Company, and (viii) such other documents and records as we have deemed necessary and relevant for purposes hereof. We have relied upon certificates of public officials and officers of the Company as to certain matters of fact relating to this opinion and have made such investigations of law as we have deemed necessary and relevant as a basis hereof. We have not independently verified any factual matter relating to this opinion.

We have assumed and have not verified the (i) genuineness of all signatures on all documents that we have examined, (ii) legal capacity of all natural persons, (iii) authenticity of all documents submitted to us as originals and (iv) conformity to the authentic originals of all documents supplied to us as certified or photostatic or faxed copies.

Based upon the foregoing, and subject to the limitations and assumptions set forth herein, and having due regard for such legal considerations as we deem relevant, we are of the opinion that the issuance of the Shares in accordance with the Plan has been duly authorized by the Company and, if and when issued and delivered upon receipt by the Company of lawful consideration under the General Corporation Law of the State of Delaware (the “DGCL”) in accordance with the Plans, the Shares will be validly issued, fully paid and non-assessable.

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Independence Contract Drilling, Inc.

August 13, 2013

We express no opinion other than as to the DGCL (which is deemed to include the applicable provisions of the Delaware Constitution and reported judicial opinions interpreting those laws).

We consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations issued thereunder. Our opinion is rendered as of the date hereof, and we assume no obligation to update or supplement our opinion to reflect any change of fact, circumstance or law after such time as the Registration Statement becomes effective.

Very truly yours,

/s/ Andrews Kurth LLP